PATHFINDER BANCORP, INC.

PATHFINDER BANK

CHANGE IN CONTROL AGREEMENT

This Agreement is made effective as of the December 31, 2018 by and between Pathfinder Bank (the "Bank"), a New York chartered stock commercial bank, with its principal administrative office at 214 West First Street, Oswego, New York 13126-2547, jointly with Pathfinder Bancorp, Inc., the sole stockholder of the Bank, and James Dowd the ("Executive").  Any reference to "Company" herein shall mean Pathfinder Bancorp, Inc. or any successor thereto. Any reference to "Employer" herein shall mean both the Bank and the Company or any successors thereto.

WHEREAS, the Employer believes it is in the best interests to enter into a change in control agreement (the “Agreement”) in order to provide Executive with certain benefits in the event of a Change in Control of the Employer, as herein after defined, and incorporate the changes required by the new tax laws.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.CHANGE IN CONTROL DEFINED

For purposes of this Agreement, a "Change in Control" of the Bank or Company shall mean a Change in Control of a nature that (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended, and applicable rules and regulations promulgated there under, as in effect at the time of the Change in Control (collectively, the “HOLA”); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's outstanding securities except for any securities purchased by the Employer’s employee stock ownership plan or trust; or (b) individuals who constitute the Company’s Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction in which the Bank or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations or financial institutions, and as a result such proxy solicitation a plan of reorganization, merger consolidation or similar transaction involving the Company is approved by the requisite vote of the Company’s stockholders; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

2.BENEFITS DUE TO EXECUTIVE IN THE EVENT OF CHANGE IN CONTROL

If any of the events described in Section 1 hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (a), (b), (c), (d) and (e) of this Section 2 upon his dismissal from employment within twelve (12) months of the Change in Control (“Dismissal”). Notwithstanding any other provision of this Agreement, a voluntary termination by the Executive shall not be deemed a “Dismissal”, although the following actions by the employer shall be deemed a “Dismissal”: (i) material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance or scope from the position and attributes thereof;  (ii) relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this agreement; or, (iii) a material reduction in the benefits and prerequisites to the Executive from those being provided as of the effective date of this Agreement, provided that Executive provides written notice to the Employer within ninety (90) days of the initial existence of an event described in this paragraph and the Employer has at least thirty (30) days to remedy such events described paragraph unless the Employer decides to waive such period and make an immediate payment hereunder.

(a)Upon the occurrence of a Change in Control followed by the Executive's Dismissal, the Employer shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to two (2) times his most recent annual base salary, including bonuses and any other cash compensation paid to the Executive within the most recent twelve (12) month period.  Such Payment shall be made by the Employer on the Date of Dismissal.  Notwithstanding the foregoing, in the event the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to the Executive prior to the first day of the seventh month following the Executive’s Date of Dismissal in excess of the “permitted amount” under Code Section 409A.  For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the year in which occurs the Executive’s Date of Dismissal or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the Executive’s Date of Dismissal.  Payment of the “permitted amount” shall be made within thirty days following the Executive’s Date of Dismissal.  Any payment in excess of the permitted amount shall be made to the Executive on the first day of the seventh month following the Executive’s Date of Dismissal.

(b)Upon the occurrence of a Change in Control followed by the Executive's Dismissal of employment, the Employer will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Employer for Executive prior to his Dismissal.   Such coverage and payments shall cease upon the expiration of twenty four (24) months.

(c)Upon the occurrence of a Change in Control, Executive shall become fully vested in and entitled to all benefits granted to him pursuant to any stock option plan of the Bank or Company.

(d)Upon the occurrence of a Change in Control, Executive shall become fully vested in and entitled to all benefits granted to him pursuant to any nonqualified deferred compensation plan of the Bank or Company, applicable to him, if any.

(e)Upon the occurrence of a Change in Control, the Executive shall become fully vested in and entitled to all benefits awarded to him under the Bank's or the Company’s recognition and retention plan or any restricted stock plan in effect.

(f)Notwithstanding the preceding paragraphs of this Section 2, in the event that:

(i)the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code or any successor thereto, and

(ii)if such Termination Benefits were reduced to an amount (the "Non‑Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Section 280G of the Internal Revenue Code or any successor thereto, then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non‑Triggering Amount.

(g)Notwithstanding the foregoing, there will be no reduction in the Payment otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of disability.

(h)For purposes of Section 2, a Dismissal shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations thereunder, provided, however, that the Employer and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

3.	TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease‑and‑desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial services industry.  For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Employer.  Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three‑fourths of the members of the Boards of Directors of the Company and the Bank at a meeting of said Boards called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Boards), finding that in the good faith opinion of the Boards, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Notwithstanding any provision in paragraph 2, the Executive shall not have the right to receive Termination Benefits for any period after Termination for Cause.

4.NO ATTACHMENT

(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)This Agreement shall be binding upon, and inure to the benefit of, Executive and the Employer and their respective successors and assigns.

5.  MODIFICATION AND WAIVER

(a)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

6.SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

7.EMPLOYMENT AT WILL

Except for the limited benefits granted herein, nothing in this Agreement shall be construed to create an employment contract and the parties acknowledge that the Executive’s employment remains “at will”.

8.AGREEMENT TERM

The initial “Agreement Term” shall begin on the date this agreement is executed and shall continue through December 31, 2018.  As of December 31, 2018, and as of each December 31st thereafter, the agreement term shall extend automatically for one year unless the Bank gives notice to the executive prior to the date of such extension that the agreement term will not be extended.   Notwithstanding the foregoing, if a Change in Control occurs during the agreement term, the agreement term shall continue through and terminate on the first anniversary of the date on which the Change in Control occurs.

9.PROPRIETARY INFORMATION

The parties agree to the protection of the Bank’s proprietary information as follows:

(a)	Nondisclosure of Confidential Information

(i)

Access.  The Executive acknowledges that employment with the Bank necessarily involves exposure to, familiarity with, and opportunity to learn highly sensitive, confidential and proprietary information of the Bank and its subsidiaries, which may include information about products and services, markets, customers and prospective customers, vendors and suppliers, miscellaneous business relationships, investment products, pricing, billing and collection procedures, proprietary software and other intellectual property, financial and accounting data, personnel and compensation, data processing and communications, technical data, marketing strategies, research and development of new or improved products and services, and know-how regarding the business of the Bank and its products and services (collectively referred to herein as “Confidential Information”)

(ii)

Valuable Asset.  The Executive further acknowledges that the Confidential Information is a valuable, special, and unique asset of the Bank, such that the unauthorized disclosure or use by persons or entities outside the Bank would cause irreparable damage to the business of the Bank.  Accordingly, the Executive agrees that during and after the Executive’s employment with the Bank, until the Confidential Information becomes publicly known, the Executive shall not directly or indirectly disclose to any person or entity, use for any purpose or permit the exploitation, copying or summarizing of, any Confidential Information of the Bank, except as specifically required in the proper performance of his duties for the Bank.

(iii)

Duties.  The Executive agrees to take all appropriate action, whether by instruction, agreement or otherwise, to endure the protection, confidentiality and security of the Confidential Information and to satisfy his obligations under this Agreement.  Prior to lecturing or publishing articles which reference to Bank and its business, the Executive will provide to an officer of the Bank a copy of the material to be presented for the Bank to review and approve in order to ensure that no Confidential Information is disclosed.

(iv)

Confidential Relationship.  The Bank considers its Confidential Information to constitute “trade secrets” which are protected from unauthorized disclosure under applicable law.  However, whether or not the Confidential Information constitutes trade secrets, the Executive acknowledges and agrees that the Confidential Information is protected from unauthorized disclosure or use due to his covenants under this Section 9 and his fiduciary duties as an executive of the Bank.

(v)

Return of Documents.  The Executive acknowledges and agrees that the Confidential Information is and at all times shall remain the sole and exclusive property of the Bank.  Upon the termination of his employment with the Bank or upon request by the Bank, the Executive will promptly return to the Bank in good condition all documents, data and records of any kind, whether in hardcopy or electronic form, which contain any Confidential Information, including any and all copies thereof, as well as all materials furnished to or acquired by the Executive during the course of the Executive’s employment with the Bank.

(b)

Enforcement.  For purposes of this Section 9, the term “Bank” shall include the Bank and the Company and all of their subsidiaries.  Each such entity shall be an intended third party beneficiary of this Agreement and shall have the right to enforce the provisions of this Agreement against the Executive individually or collectively with any one or more of the other subsidiaries.

(c)

Equitable Relief.  The Executive acknowledges and agreed that, by reason of the sensitive nature of the Confidential Information of the Bank referred to in this Agreement, in addition to recovery of damages and any other legal relief to which the Bank may be entitled in the event of the Executive’s violation of this Agreement, the Bank shall also be entitled to equitable relief, including such injunctive relief as may be necessary to protect the interests of the Bank in such Confidential Information and as may be necessary to specifically enforce the Executive’s obligations under this Agreement.

10.HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

12.ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.

13.SUCCESSOR TO THE EMPLOYER

The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Employer's obligations under this Agreement, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

14.REQUIRED PROVISION

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

SIGNATURES

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

PATHFINDER BANK

Date: December 31, 2018	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

PATHFINDER BANCORP, INC.

Date: December 31, 2018	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

EXECUTIVE

Date: December 31, 2018	By: /s/ James A. Dowd